Exhibit 10.30

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN

PENTAIR plc
EXECUTIVE OFFICER SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

(As amended and restated February 15, 2021)

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN
PENTAIR plc
EXECUTIVE OFFICER SEVERANCE PLAN
(As amended and restated February 15, 2021)

(Originally Effective January 1, 2021; Amended and Restated February 15, 2021)

The purpose of this Pentair plc Executive Officer Severance Plan (the “Executive Officer Plan”) is to provide certain Eligible Employees with severance benefits, as set forth in this Executive Officer Plan. It is the intention of Pentair that the Executive Officer Plan comply with the applicable provisions of the Code, including Section 409A (to the extent applicable), and that this Executive Officer Plan is an employee welfare benefit plan for purposes of ERISA.

This document serves as the written “plan document” for the Executive Officer Plan under ERISA. This document also serves as the “summary plan description” of the Executive Officer Plan for purposes of ERISA.

ARTICLE I.
Definitions

The following terms used throughout the Executive Officer Plan have a specific meaning when used with initial capital letters.

Section 1.1 Affiliated Company. “Affiliated Company” means:

(a)any corporation or business located in and organized under the laws of one of the United States which is a member of a controlled group of corporations or businesses (within the meaning of Code section 414(b) or (c)) that includes Pentair, but only during the periods such affiliation exists; or

(b)any other entity in which Pentair may have a significant ownership interest, and which the Plan Administrator determines shall be an Affiliated Company for purposes of the Executive Officer Plan.

Section 1.2 Annual Base Salary. “Annual Base Salary” means the Participant’s annual base salary rate in effect as of the Participant’s Separation Date.

Section 1.3 Annual Bonus Target Amount. “Annual Bonus Target Amount” means 100% of the Participant’s annual target bonus under the annual incentive plan in which Participant is a participant as of the Participant’s Separation Date; provided that if the Participant’s annual target bonus for the fiscal year in which the Participant’s Separation Date occurs has not yet been established as of such Separation Date, then “Annual Bonus Target Amount” shall mean 100% of the Participant’s annual target bonus under the annual incentive plan in which Participant was a participant for the fiscal year immediately prior to the fiscal year in which the Participant’s Separation Date occurs.

Section 1.4 Board. “Board” means the Board of Directors of Pentair plc.

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN
Section 1.5 Cause. “Cause” means the occurrence of any of the following events as determined by the Board in its sole discretion:

(a)The Eligible Employee’s breach of any written agreement with Pentair or any Affiliated Company, including any Restrictive Covenants Agreement, which is not remedied (if capable of being remedied) by the Eligible Employee within thirty (30) days after the Eligible Employee’s receipt of written notice thereof;
(b)an act or acts of dishonesty, fraud or breach of fiduciary duty by the Eligible Employee;
(c)failure by the Eligible Employee to satisfactorily perform the duties of the Eligible Employee’s employment, which failure is demonstrably willful and deliberate on the part of the Eligible Employee and constitutes neglect of duties by the Eligible Employee;
(d)the Eligible Employee’s violation of any anti-harassment, anti-discrimination, or anti-retaliation policy of Pentair or any Affiliated Company, or the Eligible Employee’s material violation of any other applicable policy of Pentair or any Affiliated Company, including without limitation any such other policy included in any applicable employee handbook or in Pentair’s Code of Business Conduct and Compliance Policies; or
(e)misconduct by the Eligible Employee, whether related to employment or otherwise, that is detrimental to, or Pentair determines is reasonably likely to be detrimental to, Pentair’s or any Affiliated Company’s reputation or to have an adverse effect on Pentair of any Affiliated Company.
Section 1.6 Change in Control of the Company. “Change in Control of the Company” has the meaning ascribed to such term in the KEESA.

Section 1.7 Code. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder. Any reference to a specified provision of the Code shall include any successor provision thereto and the regulations promulgated thereunder.

Section 1.8 Committee. “Committee” means the Compensation Committee of the Board, or such other committee appointed by the Board to assist Pentair in making determinations required under the Executive Officer Plan in accordance with its terms. The “Committee” may delegate all or any portion of its authority under the Executive Officer Plan to an individual or another committee.

Section 1.9 Disability. “Disability” means a continuing condition of the employee that has been determined to meet the criteria set forth in the Employer’s Long-Term Disability Plan, or similar successor plan, to render the Eligible Employee eligible for long-term disability benefits under said plan, whether or not the Eligible Employee is in fact covered by such plan. The

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN
determination shall be made by the insurer of the plan or, if an Eligible Employee is not covered by the plan, by the Plan Administrator.

Section 1.10 Eligible Employee. “Eligible Employee” means a U.S.-based, common law employee of Pentair who is an executive officer of Pentair plc and, if applicable, who has satisfied any other criteria established by the Committee to be an Eligible Employee. If an individual is classified by the Employer as other than a common law employee (for example, as an independent contractor or temporary or leased employee), or the individual is not an executive officer of Pentair plc or, if applicable, has not satisfied any other criteria established by the Committee to be an Eligible Employee, such individual will not be an Eligible Employee, regardless of the individual’s correct legal status. For the purpose of this Eligible Employee definition, “U.S.-based” includes any United States citizens on a temporary assignment for Pentair or any Affiliated Company abroad in expatriate status and any U.S. permanent residents or lawful U.S. resident legally authorized to be employed by Pentair or any Affiliated Company with their regular worksite in the United States.

Section 1.11 Employer. “Employer” means, with respect to any Eligible Employee, the entity that employs the Eligible Employee, which may be Pentair plc or another Affiliated Company.

Section 1.12 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specified provision of ERISA shall include any successor provision thereto and the regulations promulgated thereunder.

Section 1.13 Executive Officer Plan. “Executive Officer Plan” means this “Pentair plc Executive Officer Severance Plan,” as it may be amended from time to time.

Section 1.14 Good Reason. “Good Reason” means the initial occurrence of any of the following actions by Pentair or the Employer without the Eligible Employee’s consent:

(a)Pentair’s material breach of this Executive Officer Plan or any written employment agreement with the Eligible Employee (if any);
(b)the removal of the Eligible Employee from, or failure to reappoint or re-elect the Eligible Employee to, any title or position as a corporate officer;
(c)the material diminution of the Eligible Employee’s authority, powers, functions, duties or responsibilities (provided, however, a change in the Eligible Employee’s title alone shall not constitute such material diminution);
(d)the material reduction of the Eligible Employee’s annualized base salary (other than such reduction as part of a general and uniformly applied reduction in the base salaries for all executive officers of Pentair); or
(e)Pentair’s relocation of the Eligible Employee’s principal place of employment to a new location more than 50 miles from the Eligible Employee’s principal place of employment immediately prior to such relocation, (other than a relocation to the company’s management office in the US).

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN

Notwithstanding the foregoing, Good Reason shall exist only if the Eligible Employee first gives written notice to Pentair or the Employer within ninety (90) days after the initial occurrence of the condition(s) giving rise to Good Reason, Pentair or the Employer fails to cure such condition(s) within thirty (30) days thereafter, and the Eligible Employee resigns for Good Reason and the Separation Date is effective within six (6) months following the date of the Eligible Employee’s written notice hereunder.

Section 1.15 KEESA. “KEESA” means a Key Executive Employment and Severance Agreement, if any, and as amended, in effect between an Eligible Employee and Pentair.

Section 1.16 Participant. A “Participant” is an Eligible Employee who becomes a Participant under Section 2.2 of the Executive Officer Plan and has not ceased to be a Participant under Section 2.3 or under Section 2.5 of the Executive Officer Plan.

Section 1.17 Pentair. “Pentair” means Pentair plc, and any successor to Pentair plc. In addition, unless it is otherwise clear from the context, references to Pentair shall generally include all Affiliated Companies.

Section 1.18 Plan Administrator. The “Plan Administrator” means Pentair plc.

Section 1.19 Qualifying Termination. A “Qualifying Termination” of an Eligible Employee means:

(a)an Employer-initiated Separation from Service for any reason other than Cause, the Eligible Employee’s Disability, or death; or

(b)an Eligible Employee’s Separation from Service as a result of such Eligible Employee’s resignation for Good Reason.

In addition, for any Eligible Employee who is a party to a KEESA, the Separation Date must occur while this Executive Officer Plan is in effect and prior to a Change in Control of the Company.

Section 1.20 Restrictive Covenants Agreement. “Restrictive Covenants Agreement” means an agreement by and between an Eligible Employee and Pentair or any Affiliated Company that includes, but may not be limited to, language addressing non-disclosure of confidential information, non-solicitation, non-competition or such other terms as may be determined by Pentair, in a form determined by Pentair and which Pentair or any Affiliated Company requires the employee to sign as a condition of employment, as a condition to an equity-related award or other benefit associated with employment, or as a condition to becoming an Eligible Employee or a Participant.

Section 1.21 Separation Date. “Separation Date” means the date on which a “Separation from Service” has occurred.

Section 1.22 Separation from Service. “Separation from Service” has the meaning given in Code Section 409A(a)(2)(A)(i). A Separation from Service occurs when the facts and circumstances indicate that Pentair and the Eligible Employee reasonably anticipate that no further services will be

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN
performed by the Eligible Employee for Pentair or any Affiliated Company after a certain date or that the level of services the Eligible Employee would perform after such date would permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period. For clarity, a transfer of employment from Pentair to an Affiliated Company, or from one Affiliated Company to another, shall not be considered a Separation from Service.

Section 1.23 Separation and Release Agreement; Release. A “Separation and Release Agreement” is the document, which if signed and returned by an Eligible Employee, satisfies one of the conditions for the Eligible Employee to become a Participant in the Executive Officer Plan as identified in Section 2.2. Pentair will determine the contents of the Separation and Release Agreement, which will include a release of all claims against Pentair and all Affiliated Companies and their respective representatives, and will also include a separate Restrictive Covenants Agreement or provisions addressing return of Pentair property, non-disclosure of confidential information, non-solicitation, non-competition or such other terms as may be determined by Pentair.

Section 1.24 Severance Benefits. “Severance Benefits” means the cash payments and outplacement assistance identified in Section 2.4 that may be provided to a Participant under the Executive Officer Plan in accordance with Article II.
Section 1.25 Severance Multiplier. “Severance Multiplier” means:
(a)Two (2.0) for Pentair plc’s CEO;
(b)Two (2.0) for any Eligible Employee (other than Pentair plc’s CEO) who was an executive officer of Pentair plc on January 1, 2021; or
(c)One and One Half (1.5) for any other Eligible Employee who became an executive officer of Pentair plc on or after January 2, 2021.
ARTICLE II.
Severance Benefits
Section 2.1 Notice of Eligibility. Each Eligible Employee shall be notified in writing of his or her designation as an Eligible Employee and eligibility to participate in the Executive Officer Plan. Such notice of eligibility shall include a copy of the Summary Executive Officer Plan Description applicable to such Eligible Employee.
Section 2.2 Becoming a Participant. Subject to Section 2.3 and Section 2.5, each Eligible Employee who satisfies all of the following conditions shall be considered a Participant and shall be eligible to receive the Severance Benefits described in the Executive Officer Plan:
(a)The Eligible Employee experiences a Qualifying Termination;
(b)If required by the Employer, the Eligible Employee remains employed and continues to adequately perform the Eligible Employee’s job responsibilities through the job-end date specified by the Employer (or, if earlier, through the date that the Employer no longer desires the Eligible Employee’s services); and

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN
(c)the Eligible Employee signs and returns the Separation and Release Agreement to the address directed by the Employer or Pentair within the time period indicated in the Separation and Release Agreement (a Separation and Release Agreement returned after the expiration of the indicated time period will not be accepted and the Eligible Employee will not become a Participant and will not receive any Severance Benefits under the Executive Officer Plan).
If the Plan Administrator determines, in its sole discretion, that the Participant has not fully complied with any of the terms of the Executive Officer Plan and/or the Separation and Release Agreement, Pentair may deny Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefits already received under the Executive Officer Plan. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Executive Officer Plan is required, such amounts shall be repaid within thirty (30) calendar days after the date the written notice is sent. Any remedy under this Section 2.2 shall be in addition to, and not in place of, any other remedy, including injunctive relief, that Pentair or any Affiliated Company may have.
Section 2.3 Termination of Participation. An Eligible Employee shall cease to be a Participant of the Executive Officer Plan on the date the Participant fails to comply with any of the requirements under the Executive Officer Plan (including, but not limited to, not signing or signing and then rescinding the Separation and Release Agreement), if a Participant becomes ineligible for Severance Benefits under any of the circumstances identified in Section 2.5, or whenever the Participant has received the maximum Severance Benefits available to such Participant under the Executive Officer Plan.
Section 2.4 Severance Benefits. Subject to Sections 2.3 and 2.5, a Participant who has experienced a Qualifying Termination will be eligible to receive the following Severance Benefits:
(a)A total cash payment equal to the amount determined by multiplying: (i) the Severance Multiplier by (ii) the sum of (A) the Participant’s Base Salary and (B) the Participant’s Annual Bonus Target Amount, less applicable withholdings and payable in substantially equal installments in accordance with Employer’s regular payroll cycle during (1) the twenty-four (24) month period immediately following the Separation Date (for any Eligible Employee with a Severance Multiplier of Two (2.0)), or (2) the eighteen (18) month period immediately following the Separation Date (for any Eligible Employee with a Severance Multiplier of One and One Half (1.5)), provided, however, that any installments that otherwise would be payable on the Employer’s regular payroll dates between the Separation Date and the expiration of the rescission period applicable to the Separation and Release Agreement will be delayed to an Employer payroll date that is within twenty (20) days after the expiration of the rescission period applicable to the Separation and Release Agreement (but no later than 2-1/2 months after the Separation Date) and included with the installment payable on such payroll date.

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN

(b)If the Participant is enrolled in Employer’s group medical and/or dental insurance coverage as of the Separation Date, then Participant will receive an additional cash payment equal to the amount determined by multiplying: (i) the Severance Multiplier by (ii) an amount equal to the Employer’s portion of the health insurance premiums to continue such group medical and/or dental insurance coverage, as in place immediately prior to the Separation Date, for twelve (12) months after the Separation Date (based on the health insurance premiums as of the Separation Date), less applicable withholdings and payable in a lump sum on the same date as the first installment identified in Section 2.4(a).
(c)Pentair shall pay for outplacement services provided for Participant’s benefit by a vendor selected by Pentair to the extent such services are actually utilized by Participant within one (1) year following the Separation Date and to the extent the cost does not exceed the Pentair-determined maximum.
Section 2.5 Ineligibility for Severance Benefits. Notwithstanding anything to the contrary, Severance Benefits will not be owed or paid under the Executive Officer Plan (and any Severance Benefits paid to an Eligible Employee under the Executive Officer Plan must be promptly repaid by such Eligible Employee) in any of the following circumstances:
(a)An Eligible Employee’s termination of employment with Pentair for Cause;
(b)An Eligible Employee retires under Pentair’s standard employment policies, regardless of termination date;
(c)An Eligible Employee voluntarily terminates employment with Pentair for any reason other than Good Reason;
(d)An Eligible Employee is offered continued employment with Pentair in a new position that Pentair reasonably determines to be a comparable position (subject to an Eligible Employee’s right to resign for Good Reason);
(e)An Eligible Employee begins working in a new position with Pentair within thirty (30) calendar days immediately following the employee’s Separation Date;
(f)An Eligible Employee’s employment with Pentair terminates due to death, Disability, or failure to return to work for Pentair following any leave of absence, layoff or any other period of authorized absence from Pentair under Pentair policy or applicable law, including without limitation any approved military leave;
(g)An Eligible Employee’s termination of employment with Pentair does not qualify as a “separation from service” under Code Section 409A;
(h)An Eligible Employee violates employee’s obligations under a Restrictive Covenants Agreement or under a Separation and Release Agreement;

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN
(i)An Eligible Employee refuses to sign the Separation and Release Agreement or Restrictive Covenants Agreement, or rescinds or revokes the Separation and Release Agreement or Restrictive Covenants Agreements before it becomes final (if applicable);
(j)The individual ceases to be classified as an Eligible Employee by Pentair;
(k)An Eligible Employee is covered by a written contract or agreement with Pentair or a severance plan (other than the Executive Officer Plan) at the time employment terminates that provides for severance pay or other benefits upon termination of employment, except to the extent the Executive Officer Plan provides greater severance pay or other benefits upon termination (in which case severance pay or other benefits upon termination will be provided under the Executive Officer Plan subject to the Participant waiving any right to receive severance pay or other benefits under any other written contract or agreement with Pentair or severance plan);
(l)An Eligible Employee’s employment terminates as a result of a sale of stock or assets of Employer or Pentair, a merger, a consolidation, the creation of a joint venture or a sale or outsourcing of a business unit or function, or other transaction, and the Eligible Employee accepts employment, or has the opportunity to continue employment in a comparable position (as reasonably determined by Pentair), with the purchaser, joint venture, or other acquiring or outsourcing entity, or a related entity of either Pentair of the acquiring entity; or
(m)An Eligible Employee was hired or appointed to an executive officer position for a specific term or for a specific project, and such Eligible Employee’s employment terminates upon or after the end of such term or at the end of such project.
Section 2.6 Impact upon Other Benefits. Except as provided in Section 2.5 (Ineligibility for Severance Benefits), Severance Benefits under the Executive Officer Plan are not intended to impact other benefits to which a Participant is entitled under the terms and conditions of other plans or programs through which such other benefits are provided. Notwithstanding the previous statement, the Executive Officer Plan is intended to replace and is available in lieu of benefits under any other severance or severance-type benefit plan, formal or informal, sponsored by Pentair which are or previously were available to any Pentair employee, except (a) to the extent such other amounts are deferred compensation subject to Code Section 409A, or (b) to the extent an employee is covered by a written contract or agreement with Pentair or any other plan or program (other than the Executive Officer Plan) at the time employment terminates that provides for severance pay or other benefits upon termination, except to the extent the Executive Officer Plan provides greater severance pay or other benefits upon termination (in which case severance pay or other benefits upon termination will be provided under the Executive Officer Plan subject to the Participant waiving any right to receive severance pay or other benefits under any other written contract or agreement with Pentair or severance plan).

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN
Section 2.7 Tax Consequences. Benefit payments made under the Executive Officer Plan shall be included in the Participant’s taxable income and are subject to all applicable withholdings to the extent required by law, as determined by Pentair.
Section 2.8 Application of Code Section 409A. It is the intention of Pentair that the Executive Officer Plan, and the Severance Benefits provided hereunder, qualify for certain exceptions from coverage under Code Section 409A (including the current and future regulations or other applicable guidance thereunder), such as the exception for “short-term deferrals,” and “involuntary separation pay plan” payments, and the Executive Officer Plan should be interpreted accordingly. To the extent that any provision of the Executive Officer Plan does not qualify for an exception due to changes in the regulations, guidance or interpretation, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Executive Officer Plan to the contrary. In addition, to the extent that any amounts payable under the Executive Officer Plan are required to be delayed under Code Section 409A, such amounts are intended to be and should be considered for purposes of Code Section 409A as separate payments from the amounts that are not required to be delayed. Notwithstanding anything herein to the contrary, if any Participant is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the Participant’s Separation Date, then no payments of deferred compensation subject to Code Section 409A and payable due to such Participant’s separation from service shall be made under the Executive Officer Plan before the first business day that is six (6) months after the Participant’s Separation Date (or upon the Participant’s death, if earlier) (the “Specified Period”). Any deferred compensation payments that would otherwise be required to be made to a Participant during the Specified Period will be accumulated by Pentair and paid to the Participant on the first day after the end of the Specified Period. The foregoing restriction on the payment of amounts to a Participant during the Specified Period will not apply to the payment of employment taxes.
ARTICLE III.
Administration
Section 3.1 Plan Administrator
(a)The Plan Administrator shall be responsible for the general supervision of the Executive Officer Plan. The Plan Administrator shall also be the named fiduciary of the Executive Officer Plan in accordance with Section 402 of ERISA and therefore shall have authority to control and manage the operation and administration of the Executive Officer Plan. The Plan Administrator shall perform any and all acts necessary or appropriate for the proper management and administration of the Executive Officer Plan.
(b)Unless otherwise specifically provided by the Board, Pentair plc’s Chief Human Resources Officer shall act on behalf of Pentair in its capacity as Plan Administrator.
Section 3.2 Powers of Plan Administrator. The Plan Administrator shall have all powers necessary to administer the Executive Officer Plan, including but not limited to authority to interpret the Executive Officer Plan terms, determine eligibility, determine benefits and the authority to contract with service providers.

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN
Section 3.3 Expenses. Pentair shall bear all administrative costs of the Executive Officer Plan.
Section 3.4 Reports and Records. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Executive Officer Plan. All Executive Officer Plan records shall be made available to the Committee, the Board, Pentair and to each Participant for examination during business hours, except that a Participant shall examine only such records as pertain exclusively to the examining Participant or to which the Participant has rights to review under ERISA. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Employer, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).
Section 3.5 Rule Against Discrimination. The Plan Administrator shall exercise its discretion under the Executive Officer Plan in a uniform manner so that all similarly situated Participants (or their beneficiaries) shall be similarly treated. However, nothing precludes Pentair from offering benefits to a Participant that are in addition to the benefits otherwise available under the Executive Officer Plan, or, with the consent of the Participant, different from the Severance Benefits otherwise available under the Executive Officer Plan.
ARTICLE IV.
Amendment and Termination
Section 4.1 Amendment or Suspension. Subject to Section 4.3, Pentair reserves the right in its discretion to amend or suspend the Executive Officer Plan at any time, and from time to time, in whole or in part, and in any manner without the consent or notice to any employee or any other person having any beneficial interest in the Executive Officer Plan. Such amendment will be in writing. Such action may be taken by the Committee or by any other individual or committee to whom such authority has been delegated by the Board.
Section 4.2 Termination. Subject to Section 4.3, Pentair reserves the right in its discretion to terminate the Executive Officer Plan at any time and in any manner. Such action will be in writing. Such action may be taken by the Board or by any other individual or committee to whom such authority has been delegated by the Board. In addition, for any Eligible Employee who is a party to a KEESA, the Executive Officer Plan shall terminate, and any eligibility to receive Severance Benefits (including any additional installments of Severance Benefits that otherwise would be due under this Executive Officer Plan as the result of a Qualifying Termination) shall end, immediately upon the first Change in Control of the Company to occur after the effective date of the Executive Officer Plan; provided, however, a Participant who is a party to a KEESA shall remain eligible to continue to receive Severance Benefits if a Qualifying Termination occurs prior to the first Change in Control of the Company and such Participant is not eligible to receive any severance pay or benefits under the KEESA. For avoidance of doubt, (a) no Eligible Employee who is a party to a KEESA will be entitled to receive any Severance Benefits under the Executive Officer Plan after the first Change in Control of the Company if such Eligible Employee is also eligible to receive any severance pay or

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benefits under the KEESA, and (b) any Eligible Employee who is not a party to a KEESA will continue to be entitled to receive Severance Benefits under the Executive Officer Plan after a Change in Control of the Company, subject to all terms of the Executive Officer Plan. After termination of the Executive Officer Plan, the rights and obligations of any persons named herein or otherwise affected by the Executive Officer Plan shall be limited to those which have accrued to the date of the Executive Officer Plan termination.
Section 4.3 Exceptions. Changes to the Executive Officer Plan which are administrative or clarify its terms but that are not changes to eligibility requirements or the amount of benefits available to Participants under this Executive Officer Plan may be adopted and approved in writing by the Board or by any other individual or committee to whom such authority has been delegated by the Board, or by Pentair plc’s Chief Human Resources Officer or the person performing such functions. Notwithstanding the foregoing, any material change to the Severance Benefits payable to an executive officer of Pentair under the Executive Officer Plan must be approved by the Committee. In addition, notwithstanding the above limitations, the Executive Officer Plan may be amended at any time (and such amendment will be given affect) if such amendment is required to bring the Executive Officer Plan into compliance with applicable law, including but not limited to Code Section 409A.
ARTICLE V.
Miscellaneous
Section 5.1 Participant Rights. Notwithstanding any provision of the Executive Officer Plan to the contrary, no provision of the Executive Officer Plan shall be construed as giving to any Participant legal or equitable rights against Pentair or any employee thereof, except as otherwise provided under ERISA. Further, the action of Pentair in creating the Executive Officer Plan shall not be construed to constitute and shall not be evidence of any contractual relationship between Pentair and any Participant, or as a right of any Participant to continue in the employment of Pentair, or as a limitation of the right of Pentair to discharge any of its employees, with or without cause. Pentair shall have the absolute right to deal with any employee who may be a Participant hereunder at any time as if the Executive Officer Plan had never been established.
Section 5.2 Indemnification. Subject to the requirements of ERISA, Pentair does hereby indemnify and hold harmless any employee that is deemed to be a fiduciary with respect to the Executive Officer Plan under the terms and provisions of ERISA, the regulations promulgated thereunder or case law which develops under ERISA against any and all losses, claims, damages, expense (including court costs and attorneys’ fees) and liability arising from the employee’s duties and responsibilities in connection with the Executive Officer Plan unless the same is determined to be due to gross negligence or willful misconduct.
Section 5.3 Applicable Law. The Executive Officer Plan is intended to be construed, and all rights and duties hereunder are to be governed, in accordance with the laws of the State of Minnesota, except to the extent such laws are preempted by the laws of the United States of America.

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Section 5.4 Alienation or Assignment of Severance Benefits. No Severance Benefits due at any time under the Executive Officer Plan are to be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind. Participants cannot assign his/her Severance Benefits to anyone else and such Severance Benefits are not subject to attachment by creditors. Pentair will not pay Severance Benefits to anyone other than a Participant (or the Participant’s estate if the Participant dies after properly signing and not revoking the Separation and Release Agreement, but before Pentair pays the benefit).
Section 5.5 Interpretation. Whenever used in the Executive Officer Plan, the masculine pronoun shall include the feminine and the singular shall include the plural unless a different meaning is otherwise required by the context.
Section 5.6 Family and Medical Leave Act of 1993. Notwithstanding any provision of the Executive Officer Plan to the contrary, the Executive Officer Plan shall be administered and maintained in a manner consistent with the Family and Medical Leave Act of 1993.
ARTICLE VI.
Additional Information
Executive Officer Plan Name: Pentair plc Executive Officer Severance Plan.
Plan Administrator & Executive Officer Plan Sponsor
Pentair plc is the “Executive Officer Plan Sponsor” and “Plan Administrator” of the Executive Officer Plan. Communications with Pentair regarding the Executive Officer Plan should be addressed to:
Pentair
Attn: Chief Human Resources Officer
5500 Wayzata Blvd, Suite 900
Minneapolis, MN 55416-1261

As Plan Administrator, Pentair plc has complete discretionary authority to interpret the provisions of the Executive Officer Plan and to determine which employees are eligible for any Severance Benefits under the Executive Officer Plan, the requirements to receive Severance Benefits, and the amount of those Severance Benefits. Pentair also has authority to correct any errors that may occur in the administration of the Executive Officer Plan, including recovering any overpayment of Severance Benefits from the person who received it.
Participating Employers
Participating employers include each employer of an Eligible Employee. Participants may receive a list of all participating employers from the Plan Administrator.
Employer Identification Number (EIN): Pentair plc, 98-1141328.

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN
Type of Administration & Funding
The Executive Officer Plan is administered by Pentair plc. Severance Benefits are paid out of the general assets of Pentair; there is no trust and there are no trustees. No Participant contributions are required or permitted.
Executive Officer Plan Type & Executive Officer Plan Number
The Executive Officer Plan is a welfare benefit plan providing Severance Benefits under certain termination of employment situations. The Executive Officer Plan Number is 502.
Agent for Service of Legal Process
Legal process regarding the Executive Officer Plan may be served on Pentair plc at the address listed above.
Executive Officer Plan Year
January 1 through December 31.
Claims Procedure
Normally, the Plan Administrator will determine an employee’s eligibility and benefit amount on its own and without any action on the part of the terminating employee, other than returning the release form.
If the Plan Administrator has not acted on a termination (or if you disagree with a decision made by the Plan Administrator), you or your authorized representative may submit a written claim for benefits. The claim must be submitted to Pentair plc’s Chief Human Resources Officer within six (6) months after the date you terminated employment. Claims received after that time will not be considered.
The Plan Administrator will ordinarily respond to the claim within ninety (90) days of receiving it. However, if special circumstances require an extension of the period of time for processing a claim, the 90-day period can be extended for an additional 90 days by giving the claimant written notice of the extension and the reason why the extension is necessary. If the claim is denied in whole or in part, the denial notice shall be in writing and shall explain the specific reason for the denial. The notice to the Participant shall make reference to the specific provisions in the Executive Officer Plan, and suggest steps, if any, necessary to perfect the claim of the Participant.
Appeals. If you disagree with the initial claim determination, you or your authorized representative can request that the decision be reviewed by filing a written request for review with Pentair plc’s Chief Human Resources Officer within 60 days after receiving notice that the claim has been denied. You or your representative may present written statements or other documentation supporting your claim. Upon request, you may review all documents relevant to your claim. (You may also receive copies of these documents free of charge.)

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN
Generally, the decision will be reviewed within 60 days after the Plan Administrator receives a request for review. However, if special circumstances require a delay, the review may take up to 120 days. (If a decision cannot be made within the 60-day period, you will be notified of this fact in writing.) You will receive a written notice of the decision on the appeal, which will explain the reasons for the decision by making specific reference to the Executive Officer Plan provisions on which the decision is based.
If you receive no response by the end of the appeal’s initial 60-day appear period or any extension period, you should consider the appeal denied. You are entitled to a written explanation of the reason for the denial.
If your appeal is denied, in whole or in part, and you disagree with the appeal determination, then you and the Plan Administrator shall engage in good faith resolution efforts, including mediation with a neutral mediator agreeable to you and the Plan Administrator, to resolve the matter. If such resolution efforts are unsuccessful, after reasonable participation by you and the Plan Administrator, then you have the right to file a lawsuit challenging the Plan Administrator’s determination. Note that you must follow this claims procedure if you have a claim; the failure to do so may prevent you from challenging an adverse decision in court. In addition, after you have completed the claims and appeal procedures above, if you wish to bring a lawsuit, you must do so within one year of the final denial of your claim. Failure to file a lawsuit within this time period will cause your rights to expire. All lawsuits arising under the Plan or relating to the Plan must be submitted to the United States District Court of the District of Minnesota. By participating in the Plan, or by asserting an entitlement to any right or benefit under the Plan, you consent to the United States District Court of the District of Minnesota’s exercise of personal jurisdiction over you, and waive any argument that that forum is not a convenient forum in which to resolve the lawsuit.
ERISA Statement of Rights
As an Eligible Employee under the Executive Officer Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Eligible Employees are entitled to:
1.Examine, without charge, at Pentair’s Human Resources Department and at other specified locations, such as worksites, all documents governing the Executive Officer Plan and a copy of the latest annual report (Form 5500 Series) filed by the Executive Officer Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration, if required.
2.Obtain, upon written request to Pentair’s Human Resources Department, copies of documents governing the operation of the Executive Officer Plan and copies of the latest annual report (Form 5500 Series), if required, and updated summary plan description. Pentair may make a reasonable charge for the copies.
3.Receive a summary of the Executive Officer Plan’s annual financial report (if the Executive Officer Plan is required to file such a report). Pentair is required by law to furnish each participant with a copy of this summary financial report.

PENTAIR plc EXECUTIVE OFFICER SEVERANCE PLAN
In addition to creating rights for Executive Officer Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Executive Officer Plan. The people who operate your plan, called “fiduciaries” of the Executive Officer Plan, have a duty to do so prudently and in the interest of you and the other Executive Officer Plan Participants. No one, including your employer or any other person, may discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part, you must have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all with certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Executive Officer Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require Pentair to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond its control. If you have a claim for benefits which is denied or ignored, in whole or in part, and you have exhausted your appeal rights under the Executive Officer Plan’s claims procedure, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the United States Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).
If you have any questions about the Executive Officer Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, of it you need assistance in obtaining documents from Pentair, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.